FORM 3          UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

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Filed pursuant to Section 16(a) of the Securities  Exchange Act of 1934, Section
17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940
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
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
1.Name and Address of Reporting Person*  2.Date of Event          4.Issuer Name and Ticker or Trading Symbol
                                           Requireing Statement
  Gabriele,     Anthony                      (Month/Day/Year)         Northeast Mortgage Corporation
                                               03/27/02

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  (Last)        (First)        (Middle)  3.I.R.S. Identification  5.Relationship of Reporting Person(s) to Issuer  6.If Amended,
                                           Number of Reporting              (Check all applicable)                  Date of Original
800 Main Street                            Person, if an entity                                                     (Month/Day/Year)
                                           (voluntary)              X  Director                  X  10% Owner
---------------------------------------                            ---                          ---
                (Street)                                            X  Officer (give                Other (specify
                                                                   ---          title below)    ---         below)
                                                                   Secretary
Southbury, CT  06488                                              ------------------------------------------
---------------------------------------  -----------------------  -----------------  -----------------------------------------------
  (City)        (State)         (Zip)                                              7.Individual or Joint/Group
                                                                                     Filing(Check Applicable Line)
                                                                                      X Form Filed by One Reporting Person
                                                                                     ---
                                                                                        Form Filed by More than One Reporting Person
                                                                                     ---
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
Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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
1.Title of Security             2.Amount of Securities          3.Ownership                4.Nature of Indirect Beneficial Ownership
  (Instr. 4)                      Beneficially Owned              Form: Direct               (Instr. 5)
                                  (Instr. 4)                      (D) or Indirect
                                                                  (I)
------------------------------  ------------------------------  -------------------------  -----------------------------------------
Common Stock                        600,000                      D
------------------------------  ------------------------------  -------------------------  -----------------------------------------

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Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly.

*If the  form is  filed  by more  than one  reporting  person,  see  Instruction
4(b)(v).



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                                                                SEC 1473 (02-02)

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FORM 3 (continued)

  Table II - Derivative Securities Acquired Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
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
1.Title of Derivative Security  2.Date Exer-         3.Title and Amount of Securities  4.Conversion  5.Ownership  6.Nature of
(Instr. 3)                      cisable and          Underlying Derivative Security    or Exercise   Form of      Indirect
                                Expiration           (Instr. 4)                        Price of      Derivative   Beneficial
                                Date                                                   Derivative    Security:    Ownership
                                (Month/Day/                                            Security      Direct (D)   (Instr. 4)
                                Year)                                                                or
                                -------  ----------  ----------------------  --------                Indirect (I)
                                Date     Expiration                          Amount                  (Instr. 5)
                                Exer-    Date              Title             or
                                cisable                                      Number
                                                                             of
                                                                             Shares
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Series A Convertible
 Preferred Stock                03/27/03               Common Stock          920,000  1-for-1          D
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Explanation of Responses:






** Intentional  misstatements or omissions of facts constitute  Federal Criminal
Violations.

   See 18 U.S.C 1001 and 15 U.S.C. 78ff(a).

                                 /S/ Anthony Gabriele                  06/24/02
                                --------------------------------     -----------
                                ** Signature of Reporting Person         Date

Note:  File three copies of this Form, one of which must be manually signed.
       If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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                                                                SEC 1473 (02-02)